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Bertram L. Scott Executive Vice President Tel: 704.988.4631 Fax: 704.988.6702 bscott@tiaa-cref.org
October 19, 2005

Howard J. Bicker
Executive Director
Minnesota State Board of Investment
60 Empire Drive
St. Paul, Minnesota 55103

Dear Mr. Bicker:

     Let me again thank you for meeting with Karen Elinski and me earlier this week. We appreciated the opportunity to discuss our ongoing relationship with the state, our independent Board structure, our stewardship of the Minnesota College Savings Plan (MCSP) and our new investment management proposal regarding our mutual funds. We found the discussion very engaging and productive.

     I cannot emphasize enough the importance of TIAA-CREF’s relationship with the state of Minnesota. In addition to our role in managing the MCSP, we have been serving Minnesota residents since 1921 and provide pension services to over 35,000 individuals at over 300 Minnesota higher education institutions. Through our office in Bloomington, we provide support to our Minnesota institutions and individual participants. TIAA-CREF has invested $541 million in Minnesota bonds, $535.3 million in Minnesota mortgages and $390.4 million in Minnesota real estate.

     Our role in managing MCSP is very important to our overall business strategy and partnership with the state in supporting higher education. The proposed new management agreement is a key component of our continuing commitment to providing the high level of services you have come to expect at prices among the lowest in the industry. At the same time, we are striving to protect our pension plan participants, including 35,000 Minnesotans, from further subsidizing the losses sustained under our current mutual fund fee structure.

     With that in mind, the information below provides insights into the rationale behind the proposed new investment management agreement and memorializes the primary subjects we discussed.

1)   Nature and extent of the deliberations by the Independent Trustees of the TIAA-CREF Institutional Mutual Funds Board

     I wish to emphasize several key points that we discussed and that were included in the proxy statement of July 5, 2005:

  The Board of the Funds is relatively rare among fund boards, in that it is comprised entirely of trustees who are independent of the Advisor.
  The Board’s approval to seek a new investment management agreement and associated increase in the advisory fees on some of the Funds was not granted quickly or lightly. To the contrary, it was only approved after lengthy diligence and deliberation.
  To satisfy the Board’s fiduciary responsibilities, Trustees had to be confident that the proposed new fee structure was fair and reasonable to shareholders in keeping with TIAA-CREF’s tradition of providing high-quality investment management service at fee levels that are among the lowest in the industry.
www.tiaa-cref.org             8500 Andrew Carnegie Blvd., Charlotte, NC 28262

  At the Board’s request, the Advisor agreed to waive a portion of its fees on the Growth Equity and Growth & Income funds, until such time as their performance improves

Institutional Shareholders Services (ISS), in a report dated August 4, 2005, affirmed these conclusions and recommended approval.

2)    Need for and benefits of the proposed new investment management agreement

     Among the issues the Board considered was the fact that the Advisor had set its fees at extremely low levels, making it difficult for the Advisor to sustain the level and quality of management and service shareholders expect. The Advisor informed the Board that, absent a new agreement, it would need to consider alternative options, including closing certain funds to new investments or liquidating the fund(s).

     The Board was persuaded that the increase in the investment management fees for our actively managed mutual funds would provide the Advisor both the flexibility and revenues to enable it to better deliver the best possible returns to shareholders, while at the same time remaining one of the lowest cost providers.

     Specifically, the Advisor may use these revenues to: (i) attract and retain additional portfolio managers and securities analysts, (ii) invest in new or upgrade equity and fixed income trading platforms to more efficiently buy and sell securities for the mutual fund portfolios, and (iii) provide for revenue to fund additional and enhanced best execution testing which will continue to ensure that the portfolios receive the best possible price on securities trades. In addition, it was clear to the Board that the expense of operating mutual funds has increased due to additional regulatory requirements. The proposed fee increase will better enable the Advisor to pay for these increasing regulatory expenses.

3)    New investment methodology

     With respect to the active equity choices available under MCSP, some aspects of their management have changed while others will stay the same.

  In our International Equity funds, we found that our previous quantitative techniques for building these portfolios around stock picks by active managers could be improved. We worked to enhance the methodology for managing these funds by moving to allow the active portfolio managers to build the portfolios directly. Our quantitative managers continue as active members of each fund’s portfolio management team, working to manage the funds’ cash positions and ensure that the funds remain within their guidelines for relative risk versus their respective benchmarks. Also, we continue to increase our investment in an expanding team of fundamental equity analysts as we seek to deepen our coverage and improving relative performance.
  Under both the previous and enhanced methodologies, the Fund”s benchmarks, their guidelines for relative risk and goals for incremental return remain the same. Their goal remains top quartile performance through consistently adding incremental value versus the benchmark.

  In certain cases, we changed the management team in response to poor performance, including appointing a new management team in 2003. If we need to make additional changes to improve performance in the future, we will do so.
  Significantly, the above changes have contributed to improved relative performance in the International Equity Fund.
  For the one-year period ending August 31, the International Equity Fund is outperforming its benchmark.
  These changes have resulted in improved risk-adjusted performance as exhibited by Morningstar. The Morningstar risk-adjusted ratings are at 4 stars for International Equity. We believe that continued improvements in performance would also improve the Morningstar Overall Star Ratings, which stand at 3 stars for International Equity.

4)    Commitment to obligations under current contract in managing MCSP

     You have my word that we remain thoroughly committed to fulfilling our obligations for the duration of our MCSP contract, regardless of the status of the proposed investment management agreement.

     Moreover, while the contract outlines the baseline of products and services that we have been providing to MCSP, TIAA-CREF Tuition Financing Inc. (TFI) has consistently sought to enhance the MCSP program whenever possible, subject to state approval. As you know, TFI continues to develop innovative recommendations, outside of our contractual obligations, including: 1) placing a field consultant in Bloomington in order to build partnerships with community organizations and employers throughout the state. There are now over 400 employers that offer MCSP as a payroll deduction benefit for their employees. 2) On-line enrollment and account access was implemented after the launch of the program and have been widely used by MCSP participants.

     TFI’s commitment to MCSP, superior services, innovation and offering new savings options for low-income residents, has been, and will continue to be, unwavering.

5)    Importance of the proposed IMF investment management agreement and associated fee increases to TIAA-CREF

     Mutual funds are a cornerstone of TIAA-CREF's strategy for serving the financial needs of our institutional and individual clients. A sustainable structure for the funds is essential for their inclusion in our employer-sponsored retirement plans and other financial programs. The proposed investment management agreement would help us continue to deliver high quality services at the lowest fees possible for our state 529 plans.

     I hope this information provides insight into the rationale behind the proposed new investment management agreement and answers the questions you raised about the process.1 Again, thank you and your staff for meeting with us. Please call me personally if there is anything further you would like to discuss.

Sincerely,
/s/ Bertram Scott

Bertram Scott

cc: James E. Heidelberg, Mgr., Public Programs

1 This communication is part of TIAA-CREF Institutional Mutual Funds’ (the “Funds”) effort to explore with shareholders the feasibility of pursuing a proxy vote to approve a new investment management agreement. Accordingly, we are filing it with the Securities and Exchange Commission. If the Funds determine to pursue the proxy solicitation, shareholders will receive a proxy statement. You will also be able to get the proxy statement, and any other relevant documents filed with the Securities and Exchange Commission (SEC), free of charge at the SEC’s website. Please read the proxy statement if and when it is available because it will contain important information about your vote.